1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Strong Second Quarter Results
All Segments Deliver Improved Sales and Operating Profits
EAST GREENVILLE, PA, July 18, 2014 -- Knoll, Inc. (NYSE: KNL) today announced results for the second quarter ended June 30, 2014. Net sales were $265.8 million for the quarter, an increase of 24.0% from second quarter of 2013. Organically, excluding the impact of HOLLY HUNT®, which we acquired on February 3, 2014, sales increased 11.4% when compared with the second quarter of 2013. Operating profit for the quarter was $22.2 million, which includes restructuring charges of $0.2 million. Operating profit increased 79.0% for the quarter when compared to operating profit of $12.4 million in the second quarter of 2013. Adjusted operating profit for the second quarter of 2014 was $22.4 million, or an 80.6% increase over the second quarter of 2013. Net income for the second quarter of 2014 was $10.8 million, an increase of 36.7% when compared with the second quarter of 2013. Diluted earnings per share was $0.23 for the quarter compared to $0.17 per share in the prior year. During the second quarter of 2014, non-cash charges relating to foreign exchange losses decreased earnings $0.03 per share.
"Across the board, each of our segments delivered improved sales and operating profits," commented Andrew Cogan, CEO. "We believe that the results we reported this quarter demonstrate the impact our strategic efforts to broaden our exposure to high margin, high design Specialty and consumer facing businesses can have on our top and bottom line results, particularly when coupled with improving performance in our core Office segment," he added.
Second Quarter Results
Second quarter 2014 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended		Percent
	6/30/2014	6/30/2013	Change
Net Sales	$265.8	$214.3	24.0%
Gross Profit	97.2	69.9	39.1%
Gross Profit %	36.6%	32.6%	12.3%
Operating Expenses	74.8	57.5	30.1%
Restructuring Charges	0.2	—	N/A
Operating Profit	22.2	12.4	79.0%
Operating Profit %	8.4%	5.8%	44.8%
Adjusted Operating Profit	22.4	12.4	80.6%
Adjusted Operating Profit %	8.4%	5.8%	44.8%
Net Income	10.8	7.9	36.7%
Earnings Per Share - Diluted	0.23	0.17	35.3%

Adjusted operating profit and organic net sales growth are non-GAAP financial measures. Adjusted operating profit is calculated by excluding items from operating profit that we believe are infrequent or not indicative of our operating performance. Organic sales growth represents the change in net sales excluding the impact of HOLLY HUNT®, which we acquired on February 3, 2014. For a reconciliation of adjusted operating profit and organic net sales growth to operating profit, and net sales respectively, see "Reconciliation of Non-GAAP Financial Measures" below.
Net sales for the Office segment were $159.1 million during the second quarter of 2014, an increase of $11.0 million, or 7.4%, when compared with the second quarter of 2013. Increased sales in the Office segment were the result of improved government and commercial sales year-over-year; this quarter marked the first increase in governmental sales since 2011. Net sales for the Studio segment were $76.3 million, an increase of $39.1 million, or 105.1%, when compared with the second quarter of 2013. The increase in sales in the Studio segment was attributable to the acquisition of HOLLY HUNT® during the first quarter of 2014 as well as organic growth in Europe and North America. Excluding HOLLY HUNT®, organic sales increased in the Studio segment during the second quarter of 2014 by $12.0 million, or 32.3%. Net sales for the Coverings segment were $30.4 million, an increase of $1.4 million, or 4.8%, when compared with the second quarter of 2013.
Gross profit for the second quarter of 2014 was $97.2 million, an increase of $27.3 million, or 39.1%, when compared with the same period in 2013. During the second quarter 2014, gross margin (gross profit as a percentage of net sales) increased to 36.6% from 32.6% in the same quarter of 2013. The increase in gross margin from the second quarter of 2013 mainly resulted from the mix of higher margin HOLLY HUNT sales as well as better absorption and improved costs in our Office segment.
Operating expenses, excluding $0.2 million of restructuring charges, were $74.8 million, or 28.1% of net sales, compared to $57.5 million, or 26.8% of net sales, for the second quarter of 2013. The increase in operating expenses during the second quarter of 2014 was in large part due to the addition of the operating expenses from HOLLY HUNT®and greater commission and incentive compensation expenses incurred as a result of higher sales and profits.
Operating profit for the second quarter of 2014 was $22.2 million, an increase of $9.8 million, or 79.0%, when compared to the same period in 2013. Operating profit for the second quarter of 2014 includes restructuring related expenses of $0.2 million.  Excluding the restructuring expenses, adjusted operating profit would have been $22.4 million, or 8.4% of net sales, during the second quarter of 2014.  For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.  Operating profit for the Office segment was $6.4 million in the second quarter of 2014, an increase of $3.0 million, or 88.2% when compared with the second quarter of 2013. The increase in operating profit in the Office Segment was attributable to increased sales, improved pricing, better absorption of our fixed costs, and benefits from our supply chain transformation efforts. Operating profit for the Studio segment was $9.5 million, an increase of $6.2 million, or 187.9% when compared with the second quarter of 2013. The increase in operating profit in the Studio segment during the second quarter of 2014 was the result of the acquisition of HOLLY HUNT® and improved performance year-over-year for KnollStudio in North America and Europe. Operating profit for the Coverings segment was $6.3 million, an increase of $0.6 million, or 10.5% when compared to the second quarter of 2013.
During the second quarter of 2014 and 2013, other (income) expense included a foreign exchange loss and gain of $2.4 million and ($2.3) million, respectively. Other (income) expense for the second quarter of 2014 also included $0.3 million of expense for the write-off of deferred financing fees related to the refinance of the new credit facility, which runs through May 2019.

The mix of pretax income and the varying effective tax rates in the countries in which we operate directly affects our consolidated effective tax rate. The effective tax rate was 38.2% for the quarter, as compared to 39.8% for the same period last year.
Net income for the second quarter 2014 was $10.8 million, or $0.23 diluted earnings per share, as compared to $7.9 million, or $0.17 per share, for the same quarter in 2013.
During the second quarter of 2014 and 2013, cash provided by operations was $18.6 million and $20.1 million, respectively. Capital expenditures for the period totaled $9.9 million compared to $10.5 million in the comparable period for 2013. During the second quarter of 2014, the Company paid a quarterly dividend of $5.7 million, or $0.12 per share, compared to a quarterly dividend of $5.6 million, or $0.12 per share, in the second quarter of 2013.

“Maintaining a strong and flexible balance sheet remains a top priority for us. The new credit facility that we entered into this quarter provides flexibility and, at the same time, reduces our borrowing costs. Just one full quarter post the HOLLY HUNT acquisition, with improving EBITDA and continued debt pay down, our bank leverage ratio is already back below 3:1,” commented Craig B. Spray, SVP & CFO.

Business Segment Results
The following information categorizes the Company's results into its defined reporting segments.
The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily KnollStudio products, Richard Schultz® Design, and HOLLY HUNT®. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and Filzfelt™. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended June 30,
Net Sales (in millions)	2014	2013
Office	$159.1	$148.1
Studio	76.3	37.2
Coverings	30.4	29.0
Total Net Sales	$265.8	$214.3

	Three Months Ended June 30,
Operating Profit (in millions)	2014	2013
Office	$6.4	$3.4
Studio	9.5	3.3
Coverings	6.3	5.7
Total Operating Profit	$22.2	$12.4

 Reconciliation of Non-GAAP Financial Measures

This release contains adjusted operating profit, adjusted EBITDA, and organic sales growth (decline) measures, which are non-GAAP financial measures.  These non-GAAP measures are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance.  For the periods covered by this release such items consist of restructuring charges.  Organic sales growth (decline) represents the change in sales excluding the impact of HOLLY HUNT®. We present these non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

These non-GAAP measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using non-GAAP measures only supplementally.

The following tables reconcile adjusted operating profit to GAAP operating profit for the periods indicated.

	Three Months Ended June 30,
	2014	2013
Operating Profit ($mm)	$22.2	$12.4
Add back:
Restructuring charges	0.2	—
Adjusted Operating Profit	$22.4	$12.4
Net Sales	$265.8	$214.3
Operating Profit %	8.4%	5.8%
Adjusted Operating Profit %	8.4%	5.8%

The following tables reconcile net sales to organic net sales for the periods indicated.

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	Net Sales	Holly Hunt	Organic Net Sales
Office	$159.1	$—	$159.1	$148.1
Studio	76.3	27.1	49.2	37.2
Coverings	30.4	—	30.4	29.0
Total	$265.8	$27.1	$238.7	$214.3
Percent change over prior year	24.0%		11.4%

The following tables illustrates the computation of our bank leverage calculation is in accordance with our Second Amended and Restated Credit Agreement dated May 20, 2014.

	6/30/2013	9/30/2013	12/31/2013	3/31/2014		6/30/2014
Debt Levels (1)	$194.0	$188.8	$178.8	$289.8		$287.8
LTM Net Income ($mm)	43.7	40.0	23.1	25.3		28.2
LTM Adjustments
Interest	5.6	5.4	5.3	5.5		5.9
Taxes	25.7	23.6	15.4	15.8		17.4
Depreciation and Amortization	16.6	16.4	16.3	16.9		17.8
Non-cash items (2)	8.2	7.6	20.4	27.1		28.8
LTM Adjusted EBITDA	$99.8	$93.0	$80.5	$90.6	(4)	$98.1	(4)
Bank Leverage Calculation (3)	1.94	2.03	2.22	3.20		2.93

(1) - Outstanding debt levels include outstanding letters of credit and guarantee obligations. Excess cash over $15.0 million reduces outstanding debt per the terms of our credit facility, a copy of which was filed with the Securities and Exchange Commission on May 21, 2014.

(2) - Non-cash items include, but are not limited to, stock-based compensation expenses, unrealized gains and losses on foreign exchange, an intangible asset impairment charge, and restructuring charges.

(3) - Debt divided by LTM Adjusted EBITDA, as calculated in accordance with our credit facility.

(4) - Includes an annualized proforma EBITDA for HOLLY HUNT, which was acquired on February 3, 2014.

Conference Call Information
Knoll will host a conference call on Friday, July 18, 2014 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".
The conference call may also be accessed by dialing:
North America     800 706-7741
International     617 614-3471
Passcode      40021863
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.
In addition, an audio replay of the conference call will be available through July 25, 2014 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 24699306).
About Knoll
Knoll is recognized internationally for workplace and residential design that inspires, evolves and endures. Our portfolio of furniture, textile, leather and accessories brands, including Knoll, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck, FilzFelt, Edelman Leather, and HOLLY HUNT, reflects our commitment to modern design that meets the diverse requirements of high performance offices and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals,” "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:    Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:        David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$265,797	$214,312	$495,128	$414,898
Cost of sales	168,594	144,431	321,449	281,390
Gross profit	97,203	69,881	173,679	133,508
Selling, general, and administrative expenses	74,805	57,473	139,455	110,806
Restructuring charges	203	—	203	—
Operating profit	22,195	12,408	34,021	22,702
Interest expense	1,944	1,517	3,615	3,012
Other (income) expense, net	2,700	(2,206)	196	(3,497)
Income before income tax expense	17,551	13,097	30,210	23,187
Income tax expense	6,712	5,209	11,178	9,225
Net income	10,839	7,888	19,032	13,962
Net loss attributable to noncontrolling interests	(14)	—	(8)	—
Net income attributable to Knoll, Inc. stockholders	$10,853	$7,888	$19,040	$13,962

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.23	$0.17	$0.40	$0.30
Diluted	$0.23	$0.17	$0.40	$0.29
Weighted-average shares outstanding:
Basic	47,365,780	46,897,309	47,283,396	46,865,438
Diluted	47,974,559	47,593,106	48,012,233	47,582,972

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,473	$12,026
Customer receivables, net	104,389	104,171
Inventories	131,508	96,449
Prepaid and other current assets	35,747	23,553
Total current assets	280,117	236,199
Property, plant, and equipment, net	153,704	137,893
Goodwill and Intangible assets, net	385,166	294,646
Other non-current assets	10,071	8,596
Total Assets	$829,058	$677,334
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$11,839	$—
Accounts payable	95,878	91,378
Other current liabilities	93,983	76,925
Total current liabilities	201,700	168,303
Long-term debt	256,000	173,000
Other non-current liabilities	136,205	107,589
Total liabilities	593,905	448,892
Total equity	235,153	228,442
Total Liabilities and Equity	$829,058	$677,334

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Six Months Ended
	June 30,
	2014	2013
	(Unaudited)	(Unaudited)
Net income	$19,032	$13,962
Cash Flows provided by (used in) Operating Activities	31,487	16,011
Cash Flows provided by (used in) Investing Activities	(111,405)	(17,414)
Cash Flows provided by (used in) Financing Activities	76,086	(16,428)
Effect of exchange rate changes on cash and cash equivalents	279	(1,062)
Decrease in cash and cash equivalents	(3,553)	(18,893)
Cash and cash equivalents at beginning of period	12,026	29,956
Cash and cash equivalents at end of period	$8,473	$11,063